Exhibit (h)(29)

Goldman Sachs Trust U.S. Mortgages and Investment Grade Credit Class A Service Agreement

Date

RE:	Goldman Sachs Trust (the “Trust”) U.S. Mortgages and Investment Grade Credit Class A Service Agreement

Ladies and Gentlemen:

This Agreement is entered into by the firm executing this Agreement (the “Authorized Dealer”) and Goldman, Sachs & Co., (“Goldman Sachs”) 85 Broad Street, New York, New York10004. The Trust is an open-end management investment company that includes the Goldman Sachs U.S. Mortgages and Goldman Sachs Investment Grade Credit Funds (such Funds are individually referred to herein as a “Fund” and, collectively, as the “Funds”). Shares of beneficial interest (the “Shares”) of each Fund are divided into separate classes. This Agreement relates to Class A Shares of the Funds. Authorized Dealer and regulatory agencies that supervise Authorized Dealer’s activities shall have reasonable access during normal business hours to such records of the Trust as are necessary or appropriate to verify that the Trust and its employees, agents and representatives are complying with the terms of the Agreement only as the records relate to the clients of the Authorized Dealer.

You are willing to perform, and Goldman Sachs wishes to compensate you for performing, certain support services (the “Services”) with respect to your customers who purchase, hold, exchange and redeem Shares of the Funds (“Customers”). Accordingly, the Authorized Dealer and Goldman Sachs agree as follows:

     1. Agreement to Provide Services. Goldman Sachs hereby engages the Authorized Dealer, and the Authorized Dealer hereby agrees, to perform one or more of the following Services:

     (a) Account services, including: (i) acting or arranging for another party to act, as recordholder and nominee of Class A Shares beneficially owned by the Authorized Dealer’s customers; (ii) establishing and maintaining or assist in establishing and maintaining individual accounts and records with respect to the Class A Shares owned by each customer; (iii) processing or assist in processing confirmations concerning customer orders to purchase, redeem and exchange Class A Shares; (iv) receiving and transmitting or assist in receiving and transmitting funds representing the purchase price or redemption proceeds of such Class A Shares; (v) providing services to the Authorized Dealer’s customers intended to facilitate or improve their understanding of the benefits and risks of a Fund to the Authorized Dealer’s customers; (vi) facilitating or assist in facilitating electronic or computer trading and/or processing in a Fund or providing or assist in providing electronic, computer or other information regarding a Fund to a Authorized Dealer’s customers; and (vii) performing other related services which do not constitute “any activity which is primarily intended to result in the sale of shares” within the meaning of Rule 12b-1 under the Act or “personal and account maintenance services” within the meaning of the National Association of Securities Dealers, Inc.’s (the “NASD”) Conduct Rules.

     (b) Personal and account maintenance services, including: (i) providing facilities to answer inquiries and respond to correspondence with customers and other investors about the status of their accounts or about other aspects of the Trust or the applicable Fund; (ii) acting as liaison between customers and the Trust, including obtaining information from the Trust and assisting the Trust in correcting errors and resolving problems; (iii) providing such statistical and other information as may be reasonably requested by the Trust or necessary for the

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Trust to comply with applicable federal or state law; (iv) responding to investor requests for prospectuses; (v) displaying and making prospectuses available on the Authorized Dealer’s premises; (vi) assisting customers in completing application forms, selecting dividend and other account options and operating custody accounts with the Authorized Dealer; and (vii) performing other related services which constitute “personal and account maintenance services” within the meaning of the NASD’s Conduct Rules but do not constitute “any activity which is primarily intended to result in the sale of shares” within the meaning of Rule 12b-1 under the Act.

     2. Expenses of the Authorized Dealer. The Authorized Dealer shall furnish such office space, equipment, facilities and personnel as may be necessary to perform its duties hereunder. The Authorized Dealer shall bear all costs incurred by it in performing such duties.

     3. Fees Payable to the Authorized Dealer. For the Services provided and the expenses incurred by the Authorized Dealer hereunder, Goldman Sachs will pay to the Authorized Dealer a monthly service fee equal on an annual basis to    % of the average daily net asset value of Class A Shares of each Fund which are owned beneficially by Customers through the Authorized Dealer during such period[, provided that the amount hereunder, together with amounts, if any, paid to the Authorized Dealer under the Trust’s Class A Distribution and Service Plan for “personal and account maintenance services and expenses” as defined in paragraph 1(b) above, do not exceed the maximum cap on “service fees” by subsection (d) of Section 2830 of the Conduct Rules of the NASD.

     4. Performance of Duties. In performing its duties hereunder, the Authorized Dealer will act in conformity with the Goldman Sachs’ instructions, the terms of its Customer agreements, the then effective prospectuses and statements of additional information for Class A Shares of each Fund, the Investment Company Act of 1940, as amended (the “1940 Act”) and all other applicable federal and state laws, regulations and rulings and the constitution, by-laws and rules of any applicable self-regulatory organization. The Authorized Dealer will assume sole responsibility for its compliance with applicable federal and state laws and regulations, and shall rely exclusively upon its own determination, or that of its legal advisers, that the performance of its duties hereunder complies with such laws and regulations. Under no circumstances shall the Trust, any Fund, Goldman Sachs or any of their affiliates be held responsible or liable in any respect for any statements or representations made by them or their legal advisers to the Authorized Dealer or any Customer of the Authorized Dealer concerning the applicability of any federal or state laws or regulations to the activities described herein. The Authorized Dealer will perform its duties hereunder in a manner consistent with the customs and practices of other institutions that provide similar services.

     5. Anti-Money Laundering. The Authorized Dealer and its agents are required either by law, regulation or order, or as a matter of good practice, to operate policies and procedures for the purpose of guarding against money laundering activities. Among other matters, those policies and procedures include the identification of customers and the source of moneys provided by customers, the identification of “suspicious transactions” and the adoption of anti-money laundering programs. As a consequence, you hereby agree that you will identify your Customers underlying each transaction and the source of the moneys used for each transaction, and will identify whether such transactions are “suspicious transactions.” In addition, you hereby agree that you will fully comply with all applicable anti-money laundering laws, regulations and orders, as now or hereafter in force. Without limiting the generality of the foregoing, you agree that in respect of each order for the purchase of Shares placed by or on behalf of your customers: (a) you have obtained recent evidence satisfactory in nature to establish the identity of each customer and/or principal to the transaction and the beneficial owner(s) of the Shares so purchased; (b) such evidence will be reported by you, as required, to the appropriate regulatory authorities and, on request, will be made available to us or to our agents for regulatory purposes; and (c) you will identify any suspicious transaction to us.

     6. Representations and Warranties. The Authorized Dealer hereby represents, warrants and covenants to Goldman Sachs:

(a)[(i)	That it is an investment adviser as defined under Section 202(a)(11) of the Investment Advisers Act of 1940 (the “Advisers Act”); it is registered and in good standing, and will during the term

Exhibit (h)(29)

of this Agreement remain in good standing, as an investment adviser with the United States Securities and Exchange Commission (the “Commission”) or with the securities commission of any state, territory or possession of the United States and is in full compliance with the rules, regulations and policies of the aforesaid commissions, particularly those rules, regulations and policies governing capital requirements, financial reporting, bonding, fiduciary standards and supervisory concerns; and its entering into and performing its obligations under this Agreement does not and will not violate any laws, rules or regulations (including Rule 206(4)-2 under the Advisers Act and rules or regulations of any self-regulatory organization); or]

(ii)	That it is a broker or dealer as defined in Section 3(a)(4) or 3(a)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); that it is registered and in good standing, and will during the term of this Agreement remain in good standing (A) as a broker-dealer with the Commission pursuant to Section 15 of the Exchange Act and with the securities commission of any state, territory or possession of the United States and (B) as a member of the NASD and/or any stock exchange or other self-regulatory organization in which the Authorized Dealer’s membership is necessary for the conduct of its business under this Agreement, and is in full compliance with the rules, regulations and policies of the aforesaid commissions and organizations, particularly those rules, regulations and policies governing capital requirements, financial reporting, bonding, fiduciary standards and supervisory concerns; and its entering into and performing its obligations under this Agreement does not and will not violate any laws, rules or regulations (including the net capital and customer protection rules of the Commission and the rules or regulations of the NASD or any self-regulatory organization or any so-called “restriction” letter with the NASD); or

[(iii)	That it is a depository institution (A) organized, chartered or holding an authorization certificate under the laws of a state or of the United States, which authorizes the Authorized Dealer to receive deposits, including a savings, share, certificate or deposit account, and which is regulated, supervised and examined for the protection of depositors by an official or agency of a state or the United States and is insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, or (B) is a trust company or other institution that is authorized by federal or state law to exercise fiduciary powers of a type a national bank is permitted to exercise under the authority of the United States Office of the Comptroller of the Currency, and is regulated, supervised and examined by an official or agency of a state or the United States; and its entering into and performing its obligations under this Agreement does not and will not violate any laws, rules or regulations or require its registration as a broker or dealer under federal or state law. ]

(b)	That it is a corporation, association or partnership duly organized, validly existing, and in good standing under the laws of the state of its organization;

(c)	That entering into and performing its obligations under this Agreement does not and will not violate (i) its charter or by-laws; or (ii) any agreements to which it is a party;

(d)	If the Authorized Dealer is a depository institution or broker or dealer, in processing Customer orders to purchase, redeem and exchange Shares, (i) it shall act solely for the account of its Customer; (ii) the Customer will have full beneficial ownership of any Shares purchased upon its authorization order; and (iii) under no circumstances will any transactions be for the account of the Authorized Dealer. Under no circumstances will the Authorized Dealer make any oral or written representations to the contrary;

Exhibit (h)(29)

(e)	With respect to the purchase, redemption or exchange of Fund Shares for Customer accounts with respect to which the Authorized Dealer is a fiduciary under state or federal trust or comparable fiduciary requirements, or, in the case of any such accounts which are subject to the Employee Retirement Income Security Act of 1974, as amended, the Authorized Dealer is a fiduciary or party in interest, the Authorized Dealer represents that the purchase, redemption or exchange of such Shares, and the Authorized Dealer’s receipt of the relevant fee described in Section 3 hereof, is permissible under all such applicable requirements and complies with any restrictions, limitations or procedures under such requirements;

(f)	It will keep confidential any information acquired as a result of this Agreement regarding the business and affairs of the Trust, Goldman, Sachs & Co. and any of their affiliates, which requirement shall survive the term of this Agreement;

(g)	It will not, without written consent of the Trust in each instance, use in advertising, publicity, administering and servicing the Funds or otherwise the name of the Trust, Goldman, Sachs & Co., or any of their affiliates nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof (the “Mark”) of the Trust, Goldman, Sachs & Co. or their affiliates. Authorized Dealer acknowledges that Goldman Sachs owns all right, title and interest in and to the Mark and the registration thereof. Upon termination of this Agreement, the Authorized Dealer or its successor, (to the extent and as soon as it lawfully can), will cease the use of the Mark; and

(h)	It will only offer or sell Shares of the Funds to “U.S. persons” and that all offering or other solicitation activities in which Authorized Dealer engages shall be conducted by it or any of its agents solely within the “United States,” in each case as defined in Rule 902 promulgated under the Securities Act of 1933, as amended. In addition, Authorized Dealer will have received and will maintain duly executed and completed Internal Revenue Service Form W-9’s for each one of its customers and shall update such Form W-9’s as may be required by law.

     7. Responsibilities of the Authorized Dealer. The Authorized Dealer agrees that neither Goldman Sachs nor the Trust, any Fund or any of its agents shall have any responsibility or liability to review any purchase, exchange or redemption request which is presented by the Authorized Dealer (A) to determine whether such request is genuine or authorized by the Customer of the Authorized Dealer; or (B) to determine the suitability of the selected Class or Fund for such Customer. Goldman Sachs, each Fund and their agents shall be entitled to rely conclusively on any purchase or redemption request communicated to any of them by the Authorized Dealer, and shall have no liability whatsoever for any losses, claims or damages to or against the Authorized Dealer or any Customer resulting from a failure of the Authorized Dealer to transmit any such request, or from any errors contained in any request. Any such failure or error shall be the responsibility of the Authorized Dealer. Goldman Sachs and the Authorized Dealer agree that the procedures for the purchase, exchange and redemption of Shares, including all relevant time and notification requirements, specified in their then-effective prospectuses, shall govern the purchase, exchange and redemption of Shares for the accounts of the Authorized Dealer’s Customers.

     8. Amendment; Termination. This Agreement may be amended by a written instrument executed by both parties and may be terminated by Goldman Sachs or the Authorized Dealer at any time on 60 days’ written notice mailed or delivered to the other party at its address set forth above.

     9. Indemnification. Goldman Sachs agrees to indemnify the Authorized Dealer and each person who controls (as defined in Section 2(a)(9) of the 1940 Act) the Authorized Dealer from and against any losses, claims, damages, expenses (including reasonable fees and expenses of counsel) or liabilities (“Damages”) to which the Authorized Dealer or such person may become subject in so far as such Damages arise out of the failure of Goldman Sachs or its employees or agents to comply with Goldman Sachs’ obligations under this Agreement or any other agreement between Goldman

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Sachs and the Authorized Dealer relating to the performance of Services hereunder (a “Covered Agreement”). The Authorized Dealer agrees to indemnify Goldman Sachs, the Trust, the Funds, their agents and each person who controls (as defined in Section 2(a)(9) of the 1940 Act) any of them from and against any Damages to which any of them may become subject in so far as such Damages arise out of the purchase, redemption, transfer or registration of Shares by the Authorized Dealer’s Customers, any request related thereto communicated by the Authorized Dealer or its employees or agents, or the failure of the Authorized Dealer or its employees, agents or Customers to comply with the Authorized Dealer’s obligations under a Covered Agreement. Notwithstanding the foregoing, neither Goldman Sachs nor the Authorized Dealer shall be entitled to be indemnified for Damages arising out of its or its agent’s or employee’s gross negligence. The foregoing indemnity agreements shall be in addition to any liability Goldman Sachs or the Authorized Dealer may otherwise have, and shall survive the termination of this Agreement.

     10. No Association or Agency. The Authorized Dealer shall be deemed to be an independent contractor and not an agent of Goldman Sachs or any Fund for all purposes hereunder and shall have no authority to act for or represent Goldman Sachs or any Fund. In addition, no officer or employee of the Authorized Dealer shall be deemed to be an employee or agent of Goldman Sachs or be subject, in any respect, to the supervision of Goldman Sachs or any affiliate thereof.

     11. Applicable Law. If any provision of this Agreement shall be held or made invalid by a decision in a judicial or administrative proceeding, statute, rule or otherwise, the enforceability of the remainder of this Agreement will not be impaired thereby. This Agreement shall be governed by the laws of the State of New York (except with respect to Section 11, which will be governed by the laws of the State of Delaware) and shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

Very truly yours,

GOLDMAN, SACHS & CO.

By:

[Authorized Officer]
Accepted and agreed to as of the date first above written.

By:

[Authorized Officer]